                                                                   EXHIBIT 12.01


                             BROOKS AUTOMATION, INC.
                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      (DOLLARS IN THOUSANDS EXCEPT RATIOS)



                                                                          Year ended September 30,
                                                -------------------------------------------------------------------------
                                                  2004            2003            2002            2001            2000
                                                ---------       ---------       ---------       ---------       ---------
FIXED CHARGES
   Interest expense                             $   9,492       $  10,042       $  10,290       $   4,063       $   1,345
   Portion of rent expense
      representative of interest                    4,838           5,624           2,733           1,600           1,933
                                                ---------       ---------       ---------       ---------       ---------
                                                   14,330          15,666          13,023           5,663           3,278

   Preferred dividend requirement                      --              --              --             109             230
                                                ---------       ---------       ---------       ---------       ---------
  Combined fixed charges and
     preferred dividend                         $  14,330       $  15,666       $  13,023       $   5,772       $   3,508
                                                =========       =========       =========       =========       =========



EARNINGS
  Income (loss) before income taxes and
    minority interests                          $  25,985       $(180,640)      $(627,412)      $ (36,523)      $  28,444
Minority Interest in pre tax income (loss)            211             214            (274)           (424)           (274)

Fixed charges per above                            14,330          15,666          13,023           5,772           3,508
Less:  Preferred dividend                              --              --              --            (109)           (230)
                                                ---------       ---------       ---------       ---------       ---------
                                                $  40,104       $(165,188)      $(614,115)      $ (30,436)      $  31,996
                                                =========       =========       =========       =========       =========

Ratio of earnings to combined
   fixed charges and preferred dividends              2.8               *               *               *             9.1
                                                =========       =========       =========       =========       =========

* In fiscal 2003, 2002 and 2001, earnings before income taxes plus fixed charges less preferred dividend requirements were insufficient to cover fixed charges by $180.9 million, $627.1 million and $36.2 million, respectively.